UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 31, 2015

 GALENA BIOPHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583 (855) 855-4253
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On December 11, 2015, Galena Biopharma, Inc. (the “Company”) filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Prior Report”) announcing that Mr. Ryan Dunlap, the then current Chief Financial Officer of the registrant, would leave the registrant effective December 31, 2015 and that the Company and Mr. Dunlap were negotiating a separation agreement and general release.

The disclosures set forth in Item 5.02 of the Prior Report are hereby incorporated by reference into this Item 1.01.

The Company entered into a Separation Agreement and Releases, most of the terms of which were previously negotiated pursuant to the Employment Agreement, providing for a lump sum separation payment of $140,250 and a lump sum bonus payment of $40,075 as well as payment of health insurance premiums for a period of up to six months and a consulting agreement for three months at a rate of $15,000 per month in exchange for a general release from all claims against the Company. He also agreed to certain cooperation, non-solicitation, confidentiality, and non-disparagement provisions in favor of the Company.

On December 31, 2015, the Company also entered into an amendment of the offer letter with Mr. Thomas J. Knapp, interim General Counsel, which continued his employment until September 30, 2016. Under the amendment, Mr. Knapp will be entitled to bonus of $48,750 for 2015, an annualized salary of $334,750, or approximately $27,896 per month, and to participate in employee benefit plans made available generally to our employees. In connection with his continued employment, we will grant Mr. Knapp under our 2007 Amended and Restated Incentive Plan, as amended, a stock option to purchase up to 225,000 shares of our common stock. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will be subject to vesting in 16 approximately equal quarterly installments over 4 years beginning 3 months from the grant date, subject to Mr. Knapp’s remaining in our continuous service through each quarterly vesting date, and be on such other terms and provisions as are contained in our standard-form stock option agreement under our 2007 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date:	January 7, 2016	By:	/s/ Mark W. Schwartz
Mark W. Schwartz Ph.D. President and Chief Executive Officer